Exhibit 99.1

Dyadic International, Inc. Announces Changes to its Board of Directors

JUPITER, Fla – March 14, 2008 – Dyadic International, Inc. (the “Company”) today announced the election of Mr. Wendell H. Adair, Jr., to the Board of Directors (the “Board”) of the Company. Mr. Adair replaces Mr. Richard J. Berman, who has resigned from the Board.

On March 14, 2008, the Executive Committee (the "Executive Committee") of the Board elected Wendell H. Adair, Jr. as a Class I director for a term expiring at the Company's 2008 annual stockholders meeting (see the below regarding the 211 Action (as defined below)) to fill the vacancy arising as a result of Mr. Berman's resignation.  Upon being elected as a director, Mr. Adair was appointed as a member of the Executive Committee, and the size of the Executive Committee was fixed at four members.  The other members of the Executive Committee are Messrs. Harry Z. Rosengart (Chairman), Stephen J. Warner and Wayne Moor.  Mr. Adair was also appointed as a member and chairman of the Board's Audit Committee and Compensation Committee, and as the Board's lead independent director.  There are no arrangements or understandings between Mr. Adair and any director or other person pursuant to which Mr. Adair was selected as a director.  In addition, there are no relationships or related transactions between Mr. Adair, the other directors and the Company of the type required to be disclosed under Item 404(a) of Regulation S-K.

Wendell H. Adair, Jr. is a member of M&A Development Company LLC, a real estate development firm.  He is a senior lawyer with 35 years of experience specializing in restructuring and corporate finance.  Until April 2006, he held Senior Partner positions at leading U.S. law firms, including Stroock & Stroock & Lavan LLP from September 1999 to April 2006 and McDermott, Will & Emery from September 1989 to September 1999.  He is currently a member of the board of directors of Atari, Inc., currently serves and has previously served on the boards of private companies and has advised corporate boards with respect to governance, fiduciary duty and financing matters.

On March 10, 2008, Richard J. Berman resigned as a member of the Board and all committees thereof due to additional time commitments related to his recent appointment as the Chairman and Chief Executive Officer of Morlex, Inc.  Mr. Berman had been a Class I director of the Company, whose term was scheduled to expire at the Company's 2008 annual stockholders meeting.  The Company's annual meeting of stockholders in 2008 is currently the subject of litigation in the Delaware Court of Chancery, as discussed below.

Other Events.

The Court of Chancery of the State of Delaware has scheduled a hearing for April 8, 2008 relating to the petition previously filed by Mark A. Emalfarb, in his capacity as trustee of the Mark A. Emalfarb Trust, a stockholder of the Company, pursuant to Section 211 of the General Corporation Law of the State of Delaware (the “211 Action”).  By way of background, as previously disclosed in the Company's Current Reports on Form 8-K (filed on November 19, 2007, December 28, 2007 and March 4, 2008), Mr. Emalfarb's petition in the 211 Action seeks an order of the Court directing the Company to call and hold an annual meeting of its stockholders for the election of directors.  The Company does not oppose a court order directing the Company to call and hold an annual meeting of stockholders to elect two directors.  The parties disagree about the number of classes of directors that should be elected at an annual meeting and about the appropriate date for such a meeting, and have recently completed briefing on cross-motions for judgment on the pleadings with respect to those issues.  The Company intends to vigorously pursue its interests in connection with the 211 Action, but no assurance can be given as to the timing, costs to defend or the ultimate outcome of this matter.

On March 14, 2008, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, which includes a copy of this press release as an exhibit.

IMPORTANT NOTICES RE: THIS PRESS RELEASE

Certain information included in this press release may be deemed to be solicitation material in respect of the election of certain persons who may be nominated for reelection or to replace certain of the Company's directors whose terms have expired.  If the Company remains subject to the proxy rules of the Securities and Exchange Commission (the "SEC") at the time any forms of proxy, consent or authorization are furnished by the Company to stockholders, such forms of proxy, consent or authorization will be accompanied by a definitive proxy statement and/or related materials.  STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ANY SUCH PROXY STATEMENT WHEN AND IF IT BECOMES AVAILABLE SINCE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and stockholders will be able to obtain such proxy statement/materials, and any other relevant documents, when and if filed with the SEC free of charge at the SEC's website, located at http://www.sec.gov, and the Company's stockholders will receive copies of such documents at an appropriate time from the Company free of charge.  The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in respect of the election of certain persons who may be nominated for reelection or to replace certain of the Company's directors whose terms have expired.  Information regarding the directors and executive officers of the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed with the SEC on April 2, 2007, and Current Reports on Form 8-K subsequently filed with the SEC on April 25, 2007, June 1, 2007, July 9, 2007, September 24, 2007, October 1, 2007, October 24, 2007, November 19, 2007 and March 4, 2008.  This communication does not constitute a request for a proxy.  THIS DISCLAIMER SHALL NOT BE CONSTRUED AS AN ADMISSION BY THE COMPANY THAT THIS COMMUNICATION (OR ANY PORTION OF IT) CONSTITUTES SOLICITATION MATERIAL OR THAT THIS COMMUNICATION (OR ANY PORTION OF IT) IS BEING FURNISHED TO SECURITY HOLDERS UNDER CIRCUMSTANCES CALCULATED TO RESULT IN THE PROCUREMENT, WITHHOLDING OR REVOCATION OF A PROXY OR VOTE ON ANY MATTER.

About Dyadic International, Inc.

Dyadic International, Inc. is a biotechnology company that uses its patented and proprietary technologies to conduct research and development activities for the discovery, development, and manufacture of products and enabling solutions to the bioenergy, industrial enzyme and pharmaceutical industries.

Contact:

Berkman Associates
Investor Relations Counsel to Dyadic International, Inc.
Neil Berkman, 310-826-5051
info@berkmanassociates.com